Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the 2006 Long-Term Incentive Plan of Allegiant Travel Company and to the incorporation by reference therein of our report dated May 12, 2006, with respect to the consolidated financial statements of Allegiant Travel Company included in its Registration Statement (Form S-1 No. 333-134145) as of  December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLP

March 9, 2007